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                                 PROVIDENT BANK


                             HOST: Mr. Peter Martin

                             DATE: January 16, 2002

                                 TIME: 4:00 P.M.




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                  OPERATOR: -- conference call with Provident Bank on Wednesday,

January 16th, 2002 at 4 p.m. eastern time with Ellen Grossman.

                  Good afternoon and welcome, ladies and gentlemen, to the

Provident Bank fourth quarter earnings teleconference. At this time, I would like to inform you that this conference is being recorded for rebroadcast and that all participants are in a listen-only mode. At the request of the company,

we will open the conference up for questions and answers after the presentation.

                  I will now turn the conference over to Ms. Ellen Grossman.

Please go ahead, Ma'am.

                  MS. GROSSMAN: Thank you. And thanks to all of you for joining us this afternoon. Before I turn the meeting over to your host, Peter Martin, I need to remind you that any statements made today that are not historical facts are forward-looking statements. Please review the cautionary language at the end of our press release regarding forward-looking statements, that same information applies to comments made in today's teleconference.

                  If anyone needs a press release or detailed financial

information, you can call me after the teleconference, 410-277-2889. A replay of today's call will be available for one week, until January 24th, and that can be access by calling 1-800-428-6051, code 219524.

                  And now I'll turn the teleconference over to our



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Chairman and Chief Executive Officer Peter Martin.

                  MR. MARTIN: Thank you, Ellen.  With me in addition to Ellen today is Gary Geisel, our President; Dennis Starliper, our CFO; Dick Oppitz,

Executive Vice President; Lillian Kilroy is responsible for Managing Director of our Marketing Department.

                  The fourth quarter was a very good quarter, but the numbers are very busy.  Net income was $12,400,000 or $0.48 earnings per share.  This does meet our ROA and ROE targets of 1 and 16 to 18 percent respectively.

                  To appreciate the fourth quarter, you have to think core

income and balance sheet. For core income, think fee income, expense control,

and adjusted margin.

                  Fee income continued to grow impressively from 19.4 million to

20.7 million, third quarter to fourth; and 18.7 million to 20.7 million, fourth quarter to fourth.

                  Non-interest expenses were less in the fourth quarter of 2001 than the fourth quarter of 2000. Compensation was 14,400,000; 3 percent less than the third quarter 2001, and 10 percent less than the fourth quarter 2000.

                  Continued expense control including our prior exit of less profitable businesses continues to benefit the company. Margin is reported as

2.82 for the fourth quarter. We have described in prior quarters that SFAS133 forced us to change the hedging of premiums paid for purchase second mortgages from off-balance sheet derivatives to on-balance


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sheet ten-year bonds. As ten-year bond rates decline, mortgage rates decline,

and refinancing increases, as we've seen. This causes premium write-downs to the premiums that we pay for our acquired second mortgages.

                  The value of ten-year bonds, however, increases. We use gains from these bonds to offset the premium write-down. The bonds are tied to the premiums. This write-down goes through margin reducing fourth-quarter margins from what would have been 3.11 to 2.82. This also increases our efficiency ratio. The point is that increasing core loans and deposits and de-leveraging out of lower spread assets is positively effecting our core margin.

                  Total premium in the balance sheet, including planned and

hedged, was reduced by almost 29 million during 2001. Our loan loss reserve was increased from 1.20 percent of loans outstanding in the third quarter to 1.25 in the fourth.
                  In summary, the plot of the balance sheet story is increased core loans and deposits, decreased non-core loans and deposits, decreased second mortgage premium, and increased loan loss reserve.

                  Increased fee income, controlled expenses, and improved core margin define the income statement story. I'm going to turn things over to

Dennis Starliper, our CFO, to get more detail on the numbers.

                  MR. STARLIPER:  Thank you, Peter.  Good afternoon,


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everybody. I'm going to pick up with a discussion and analysis of the fourth quarter earnings.  As you can see at $12.4 million, the quarter's earnings were almost 15 percent, or $0.07 per share versus the earnings of the third quarter.

Half of the per share increase, or $0.035, was the result of seasonal growth and transaction account service charges which were up about 16 percent to 16.7 million for the quarter.

                  Another half a penny in the per share growth was a result of

300,000 fewer shares outstanding as we completed just about all of our authorized share repurchase plan during the fourth quarter.

                  Although today we obtained additional authorization for up to

1 million shares, there really is no current plan to be active in that in 2002.

Accordingly, we expect average shares for the first quarter to be between 25.9 and 26 million.

                  The remaining $.03 per share improvement came as a result of certain security transactions taken during the quarter, and it's important that

I walk you through the security transactions. As you read from the press release, net security gains for the quarter were 3.7 million. It's represented security gains of 5.7 million and a security loss of 2 million.

                  Gains realized during the quarter resulted from the sale of long term fixed rate bonds held to hedge, accelerated premium write-down in our acquired second mortgage loan


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portfolio. These loans have been paying down at a higher than normal rate as a result of significantly lower long term rates experienced earlier in the year.

                  A portion of these gains were used to write down $1.2 million additional premium in the fourth quarter versus the third. This also explains a portion of our margin change quarter over quarter.

                  Aside from the realized hedge gains, the US Treasury decision to abandon the long bond at the end of October presented the company with unexpected gains and we promptly realized them. We used these gains to do a couple of things. First application was to recognize an impairment in the value of a $4 million investment in Providian Financial Corp. Although there hasn't been a default on this preferred stockholding and things appear to have stabilized with Providian and felt it was appropriate to write the carrying value down by 2 million or 50 percent. We also stopped dividend accruals and reversed 400,000 of accrued, but uncollected, dividends.

                  The $2 million was recognized as a security loss and the

$400,000 was reversed against interest income. And, of course, the latter representing another impact on the margin for the quarter.

                  The second application of security gains was to raise the

provision for loans by 700,000 to elevate our reserve for loans to 1.25 percent.

This represented a level

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that management could comfortably support. That then leaves 1.4 million in security gains that drop to the bottom line. And after tax, was accountable for the final $.03 in the analysis of link quarter earnings per share. This, as you might guess, is not expected to recur in the first quarter.

                  All these activities have a significant impact on the bank's margin for the quarter in addition to the incremental $1.2 million in premium write down in the fourth. The company matched the higher premium write down from prior quarters. Not to dwell on premium write down forever here, but it's important to note that going forward, prepayment speeds are expected to slow more toward normal levels and they are reflecting the back up in longer term rates that we have experienced since the third quarter.

                  Correspondingly, hedging related security gains will not recur either. The impact the margin in the fourth quarter from accelerated premium write off was about 30 basis points.

                  Moving onto another matter, you'll also notice that average earning assets were down $124 million from the third quarter. This is reflective of progress on management strategy to increase the core component of earning assets and related funding.

                  Wholesale assets declined $170 million during the fourth

quarter. Acquired and indirect consumer loans declined 96 million. Residential mortgage loans declined $48 million. And investments declined $22 million. Of course this decline


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in the wholesale component masked core loan growth of $30 million.

                  Over on the deposit and funding side, wholesale deposits

primarily represented by brokered CDs declined by $122 million. Core total deposit growth was just about flat quarter over quarter, but it hides the runoff of $20 million of high rate CDs acquired with the Harbor Federal merger, which were replaced with $20 million growth in demand and money market deposits.

                  All this should bode pretty well towards returning to a

normalized margin in excess of 3 percent in subsequent quarters. Within this wholesale to core strategy, average assets have declined over $700 million in the fourth quarter of this year over last year.

                  Looking back over the year, we've accomplished many of the financial goals we articulated to you in the past. Increasing fee income annually by 17 to 20 percent through core deposit product sales and controlling the annual growth rate and operating expense at 2.6 percent while continuing to grow our market presence.

                  Our operating expense growth rate is now one-third the growth rate we have experienced in prior years.

                  Earnings of $41.5 million for the year were up about 4 1/2 percent over last year, or 9 1/2 percent if you exclude the one time SFAS133 accounting conversion that occurred in the first quarter.



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                  Our capital and reserve ratios are higher while our

non-performing, past due, and charged off loans are down significantly. We also expect to trend our Tier I and Tier II capital closer to our peers over the year.

                  We're also pleased with our share performance during the

quarter with a total return of 18.46 percent. This is almost three times the performance of S&P small regional banks and over four times the performance of the NASDAQ bank index and the S&P 500.

                  So with that, I'll turn this over to Dick Oppitz.

                  MR. OPPITZ:  Thanks, Dennis.  Good afternoon.  This is Dick

Oppitz.  The topics I'll be discussing include asset quality for the bank as well as a look at fourth quarter production in our commercial banking real estate lending, consumer lending, and small business areas.

                  I note as I begin my remarks that our market footprint

continues to enjoy generally stable economic conditions, with Maryland's unemployment rate remaining lower than the national average. With the exception of travel, hospitality, and lodging economic activity in general in the region seems to have returned to pre-September levels.

                  On asset quality, the fourth quarter produced no significant change within our consumer or commercial loan portfolios and our ongoing monitoring of these portfolios leads us to believe that non-performing loans should remain relatively stable in the foreseeable future.



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                  As you've noted in the earnings release, non-performing loans at 12/31 were $28.8 million versus $33.8 million, same period end last year;

down almost 15 percent with consumer and residential mortgage loans making up 87 percent of these non-performing loans.

                  These loans are all collateralized, these being the consumer and residential mortgage loans, are all collateralized by real estate giving us comfort with the adequacy of our reserve and its coverage of non-performing assets.

                  Charge-offs for the quarter were $2.9 million and contain

nothing unusual. As mentioned last quarter, the bank has no significant exposure to insurance lodging, travel, or airlines, all of which were negatively impacted by the events of this past September. In keeping with our intention to reduce dependence on wholesale assets, our exposure to large syndicated credits with

140 million at 12/31, down from $130 million year end 2000. There was no Enron exposure included in that syndicated portfolio.

                  Moving to commercial banking activity. Our continuing emphasis on a heightened level of prospect calling has been producing results. Deposits in the commercial banking area were up 32 percent measured against the same quarter of last year. And a significant portion of this growth was in non-interest bearing DDA and commercial money markets. Deposit service fees were another bright spot


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showing an increase of 48 percent.

                  Commercial loans grew 5.9 percent for the quarter, driven

principally by continuing strength in real estate lending. Home building continues to be strong in our long standing relationships with established local builders have led to increased lending opportunities.

                  Our growth and commercial and real estate outstanding includes exclusively core in-market business. We continue to focus on deploying in-market resources as evidenced by our recent hiring of Burl Gunn who will be responsible for our commercial business development efforts in northern Virginia. Burl was the former founder and CEO of Cardinal Bank Shares which is located in that market and should be an asset to our efforts down there.

                  Our consumer lending and small business banking areas also enjoyed a healthy fourth quarter. Consumer lending was very strong generating

$154 million in new loan production with a majority of the production coming in our home equity and marine products. This figure is particularly impressive as it includes only $14.3 million in acquired loans. Again, in keeping with our stated intention to reduce dependence on the wholesale assets.

                  The small business arena, we continue to leverage our branches and our calling representatives who opened 1,900 new checking accounts during the quarter and over 6,800 accounts for the year, a 69 percent increase over

2000.




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                  Business debit card income for the quarter was up 100 percent compared to the last quarter of 2000 and 188 percent for the full year.

                  Finally, our small ticket leasing subsidiary reached 47

million in outstanding leases and was profitable for the year. We expect this contribution to grow significantly in 2002 with leasing providing an attractive alternative for our small business customers.

                  I'll now turn you over to our President, Gary Geisel.

                  MR. GEISEL: Thank you, Dick, and good afternoon, everybody.

I'd like to close our conference call with a review of our business strategies and our progress to date. Earlier in the call both Dennis and Pete described our reviewed emphasis on our core businesses while we de-emphasize our wholesale business. You can readily see the dramatic changes that are taking place with our balance sheet. Total average loans and deposits declined 15.3 percent and 15 percent respectively from the fourth quarter of 2000 levels.

                  While at the same time, our average core loan and core

deposits rose 13.2 percent and 4.6 percent respectively. The corresponding impact to net interest income is caused by the declining balance sheet, together with the acceleration of acquired loan premiums that Dennis described. We will continue to transition our balance sheet to look more like a typical regional bank and expect our key ratios to improve



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accordingly.

                  Our plan calls for annual target for 2002 and the ROE to be in the 16 to 18 percent range and the ROA in the 95 to 105 basis point range. We feel poised for these challenging targets even with the uncertain economic environment.

                  Our second key strategy is to improve our efficiency and

productivity. In spite of the fourth quarter set back with our efficiency ratios that Dennis explained we remain committed to reducing our efficiency ratio.

                  Operating expenses were flat from the fourth quarter of 2000 levels, actually, they decreased slightly, and we see our operating expenses growing modestly in 2002, something in the 3 to 3 1/2 percent range. And together with our forecasted improvement and margins, we see a corresponding decline in the efficiency ratio.

                  Branch expansion remains our most important strategy and we continue to be pleased by the results. Our typical in-store branch becomes profitable in the 18th month. For the total network, our fees per branch now exceed the operating expenses per branch.

                  In addition, we are realizing good, steady loan and deposit growth across the network. Our in-store partners slowed our ability to expand in

2001 with their own controlled expansion. Therefore, we opened just three locations during the year.


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                  Our plan calls for 10 to 12 new locations in 2002 and they will probably be evenly split between traditional and in-store sites. All the new branches are targeted to be within our strategic focus of what we broadly define as Metro Washington. Metro Washington includes the counties of northern

Virginia, Montgomery County, and Prince George County in Maryland. We would certainly be eager to accelerate this traditional branch expansion with a small acquisition in Metro Washington over the next 12 to 18 months.

                  Another key strategy is Metro Washington and we are currently becoming a more significant player in that marketplace. Our core deposits in the region represent 23 percent of the total core deposits of the bank.

                  Our core loans in the region are 22 percent of the total core loans of the bank. The region is also responsible for 32 percent of our new demand deposit accounts opened during the year. We see a larger portion of our core business in revenue coming from the vibrant Washington market as we continue our expansion and deploy additional commercial banking resources in the region.

                  Lastly, and importantly, we do remain committed to building our commercial banking business to complement the success we've had in retail banking. We believe that our focus on the small business market and what I would describe as a smaller, middle market companies will allow us to grow commercial banking share in the Baltimore/Washington corridor.


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These are customers that our larger competitors are ignoring or not serving as well as some of the other customers.

                  Our calling activity as increased dramatically and we are

seeing some good, early results in new business; both in deposits as well as loans as we concentrate on the total relationship. We have also formed an internal group which exclusively developed packaging that will improve selling results across the organization to ensure this relationship approach.

                  Our total average commercial and real estate loans increased almost 6 percent over the fourth quarter of 2000 and we've been able to grow our portfolio while maintaining our focus on asset quality.

                  On the deposit side, we grew average total commercial deposits almost 19 percent over the fourth quarter of 2000 or $103 million.

                  I hope our collective presentations and perspectives have

assisted your understanding of both our results as well as our strategies. And

I'll now open the conference call for questions.

                  OPERATOR: Thank you. The question and answer session will

begin now. If you are using a speakerphone, please pick up the handset before pressing any numbers. Should you have a question, please press 1-4 on your push button phone. Should you wish to withdraw your question, please press 1-3. Your question will be taken in the order it



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is received. Please stand by for your first question.

                  The first question comes from David West.  Please state your affiliation followed by your question.

                  MR. WEST:  Good afternoon.  It's Davenport & Company.  Hello.

Dennis, I think this should be directed to you.  I wondered if you could maybe go through the margin changes in another way. We've had the stated margin was

282 and you defined the core margin as 311. Could you go through some of the things you outlined in your discussion. Is it possible to put that in basis point impact on the margin and kind of reconcile those two numbers?

                  MR. STARLIPER:  It's not difficult at all, David.  There

really is but one principle item, and that is the amortization of premium.

                  MR. WEST:  Okay.

                  MR. STARLIPER: The amortization of premium is, I would say,

the reconciliation between 311, 312 and the 282 number is pretty much all premium. We're looking at total premium write down of about $3.2 million, Dave,

in the quarter.

                  MR. WEST: And that's -- you kind of segmented that. That's both -- I think you described something that's kind of an accelerated additional write down or --

                  MR. STARLIPER: It is. That is the amount greater than normal write down under typical CPRs for that portfolio. And that is really the reconciliation point. I mean, we did have the Providian reversal of $400,000.

Annualize that, it


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kind of doesn't come up to much. But it did have -- it was an item that flowed through net interest income in the quarter.

                  MR. WEST: Okay. As far as trying to model out the 2002 year in terms of the margin, are there -- do you anticipate the reported figure. You sound like clearly you expected to be north of 3. Are there any other particular derivatives, balance sheet, hedges that could cause distribution in the stated

margin, you think, going into 2002?

                  MR. STARLIPER: No. I don't expect that at all. Dave, one

thing you can do is about all of the year's security gains, other than about

$4 million or so, are related to hedging transactions that are offsetting premium amortization. So if you take the security gains that we've reported over the year and put those into the margin, you get a pretty good picture of what would be somewhat of a normalized margin throughout each of the quarters.

                  MR. WEST: Okay. So you said all but about $4 million for the year?
                  MR. STARLIPER:  That's correct.

                  MR. WEST:  Okay.  Very good.

                  MR. MARTIN: If your ten-year rates went down again, David, and you had more refinancing, we may have a little incremental premium but our premium left is $30 million and we wrote off $29 this year.

                  MR. WEST: Okay. One last question then I'll let somebody else have a chance. You mentioned you did have the

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additional share repurchase authorization, yet your plans currently are not aggressive pursue that?  Just wondering if you could put a little more color on that.

                  MR. STARLIPER: We asked for the authorization just to have the dry powder, David, that from time to time we'll have a large shareholder that will want to tender the securities directly to us as opposed to going through the open market, knowing that we have a plan. So we want to accommodate those kinds of people, but currently, and in the past, I've had a very active program with a number of brokers, as you know, and to look for and actually bring shares back in.

                  MR. GEISEL: David, on the flip side of that, I think Dennis mentioned earlier the security -- we've also elected to allow our capital ratio to drift up northward during the year. So I think we're going to allow our capital ratios to move -- to increase slightly and therefore not be as active in the stock buy back.

                  MR. WEST:  Very good.  Thanks so much.

                  MR. STARLIPER: Thank you.

                  OPERATOR:  The next question comes from Claus Hirsch.  Please state your affiliation followed by your question.

                  MR. HIRSCH:  This is Claus Hirsch, Corinthian Partners in New

York.  I have a question.  I suppose it should be directed to Gary Geisel.  In your commercial lending



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activities, Gary, what sort of feedback do your lending officers get these days from prospective clients, you know, in terms of their appetite for borrowing.

                  MR. GEISEL: Good afternoon, Claus. It's pretty interesting, I think. We spent a lot of the times over the holidays, I guess, as many would expect visiting with customers in large and small social settings. Every time I left one of those settings, I commented that if I didn't read the paper, I would feel pretty good about the economy and what was going on in our marketplace. So

I think, generally, that when you specifically lean in and ask them how their business is going, and how their feeling about their specific 2002 business plan, they're feeling very confident. And I think our economy, as Dick mentioned, sort of has been a little bit more positive than the national economy. Our customer comments reflect that.

                  MR. HIRSCH: Just to expand on that a little bit. Supposing a typical loan officer had talked to a customer six months ago and this fellow is interested in expanding his plant or doing whatever to expand his business, but he had to go through a planning stage, et cetera, et cetera. What I'm really asking is, today, is he willing to commit and say, yes, you know, I'd like to have that 1 million- or 2 million- or 5 million-dollar loan so that I can do what I said I wanted to do six months ago.

                  MR. OPPITZ: This time it's Dick Oppitz, and the


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answer to that is generally yes. I think the only area in which we've seen people stepping back from planned projects has been in the office market in northern Virginia. But our basic CNI customer has been going ahead and, for the most part up here in Maryland and the Maryland/DC suburbs, even the real estate has been strong, particularly home building because job creation has stayed up.

That's not to say there hasn't been some layoffs, there have. But the operation has been pretty solid.

                  MR. MARTIN:   Residential real estate is still going very

well here, Claus.
                  MR. HIRSCH:  Uh-huh.  Okay.  Very good.  Thank you very much,

all of you.

                  (UNIDENTIFIED):  Thank you.

                  OPERATOR:  The next question comes from Collyn Gilbert.

 Please state your affiliation followed by your question.

                  MS. GILBERT:  Great.  Thanks.  With Ferris, Baker, Watts.

 Good afternoon, guys.  I have a question related to the margin, a couple of questions, actually, related to the margin.  And, Peter, you had sort of mentioned it.  You have left on the books, you've got premium of $30 million.

Is that correct?

                  (UNIDENTIFIED):  Yes, roughly.

                  MS. GILBERT: Roughly.  Okay.  And you wrote off $29 in 2001?


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                  MR. STARLIPER:  That's correct.

                  MS. GILBERT: Then did I hear you say, Dennis, that you did

$3.2 million in the breakdown of the quarter?  Or what was that $3.2 million?

                  MR. STARLIPER: $3.2 million is the total additional write

down in the fourth quarter.  I need to separate that for you, Collyn. We've been running about an extra $2 million per quarter in write down.  In the fourth quarter, we increased that by $1.2 million.  So the total was $3.2 million.

                  MR. MARTIN: The point is, Collyn, is we plan a basic write down of that premium because we plan a repayment schedule for the second mortgage or CPR. We have budgeted through the year as part of the interest rate on those second mortgages is dedicated to writing down a premium and we expect that to happen.

                  MS. GILBERT:  Okay.

                  MR. MARTIN:  When there's a large refi wave such as we've had,

there's additional write down of the premium.  And what Dennis was addressing is the additional write down of $3.2 beyond what we had planned.  The $29 is a combination of the both.

                  MS. GILBERT:  Okay.  So the normalized write down on a

quarter basis, let's assume going in 2002, would be what?

                  (UNIDENTIFIED):  In 2002 would be --

                  MS. GILBERT: Assuming that we don't have any -- that the

refis start to stabilize or maybe what you saw more in


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2000.

                  MS. GILBERT: That would be like six, wouldn't it?  With a

smaller portfolio.

                  MR.STARLIPER:   What it is, it obviously changes, you know,

as pay downs occur and new loans go on. The remaining 30 million has an estimated life of about three years.

                  MS. GILBERT: Okay. Okay. Along, again, part of the margin

line, on the funding side, looking aside from what might happen or what might not happen on the investment portfolio, but looking on the funding side, the CD rates that are still there are still relatively high and have not come down all that considerably, given where rates -- short term -- where short end rates have gone. Do you see -- you know, what's kind of the maturation schedule of those --

you know, the 1 1/2 million on average balance CDs for the quarter.

                  MR. STARLIPER: Let's see. Collyn, I can't tell you over the entire CD book how much is coming off over the year. What is coming off and what we have experienced is most of the CDs that we acquired with Harbor Federal are now coming due and we're high rate. And those are coming off the books and we have actively lowered our new CD rates in step with changes in Libor and the market here.

                  So the whole market here has become very responsive to

changes in rates.

                  MS. GILBERT: Okay.



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                  MR. MARTIN:  But we have matched those rate reductions and locked step with the market.


                  MS. GILBERT: And in order for you guys to get to the margin above 3 percent, you're not projecting your funding costs to come down much more significantly throughout the year.

                  MR. STARLIPER:  Only from rollover to new rates from those that are maturing.  That's all.  There's no rate change forecast in those margin numbers for 2002.

                  MS. GILBERT:  Okay.

                  MR. MARTIN:  Collyn, just to go back to your other question.

I think the figure would probably be north of 10, but we can get an exact figure and get back to you.

                  MS. GILBERT: Okay.  Okay.  And I hate to ask so many

questions, but just they sort of tie in together with all of them.  Dick, you had mentioned in the consumer portfolio, I think, new loans of $154 million and then you mentioned $14.3 of acquired loans.

                  MR. OPPITZ:  Yes.  That was all we did --

                  MS. GILBERT:  Newly acquired loans, okay.  Do you know what the yield is on that offhand?

                  MR. OPPITZ:  On which?

                  MS. GILBERT:   On the acquired portfolio.  That 14.3.  I can
call you guys back later with that.

                  MR. STARLIPER:   I can give you an index, Collyn.  That yield

generally runs 250 to 275 basis points over the



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three years.

                  MS. GILBERT: Okay. And my last final question was to you,

Gary, did I hear you mention something along the lines of a small acquisition in the next 12 to 18 months in northern Virginia?

                  MR. GEISEL: No, I don't think you heard me say that, Collyn.

No. I'm kidding. I don't think that's anything different than we've talked about before. Our expansion plans really have led with an in-store network. We are now complementing that, especially in northern Virginia with traditional branches.

And to the extent that we could supplement our traditional expansion plan with a small acquisition, it would be certainly something we'd like to do.

                  MS. GILBERT: Okay. Thanks very much, guys. Sorry for taking up so much time.

                  OPERATOR: If there are no further questions, I will turn the conference back to Peter Martin to conclude.

                  MR. MARTIN: Thank you, all, for joining us again. I think

we've been pretty clear that we're pleased with this quarter and we're looking forward to the 2002. I think we've pretty much covered our plans in general. We are comfortable with the consensus estimate which is about $1.84 and Gary has already given you our target for our ROA and ROE and so we look forward to talking to you again at the end of the first quarter, if not before.

                  ALL PARTICIPANTS: Thank you.


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                  OPERATOR: Ladies and gentlemen, that concludes our conference for today. If you would like to access the rebroadcast, you may do so by dialing

1-800-428-6051 with PIN number 219524. Thank you all for participating and have a nice day. All parties may disconnect now.




















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